                                Amendment No. 1
                                     to the
                         1989 Stock Plan for Employees
                            of Waste Recovery, Inc.

In accordance with the resolutions of the Board of Directors of Waste Recovery, Inc. (the "Corporation") made June 29, 1995, and approved by the shareholders of the Corporation at the Annual Meeting held August 14, 1995, the Corporation's 1989 Stock Plan for Employees (the "Plan") is hereby amended as follows:

         1. In the first sentence of Section 6, which section is entitled Shares Subject to the Plan, the number 550,000 is deleted, and replaced by the number 1,550,000.

         2.      Section 26 is added to the Plan to read as follows:

                          26. LIMIT ON GRANTS. The maximum number of shares of Common Stock with respect to which grants of stock options and stock appreciation rights can be made to any one participant in a calendar year is 300,000.

         Executed effective June 29, 1995.


                                                   WASTE RECOVERY, INC.



                                                   BY:  /s/ THOMAS L. EARNSHAW
                                                   THOMAS L. EARNSHAW, President
                                                   and Chief Executive Officer